LOAN AGREEMENT

THIS LOAN AGREEMENT (hereinafter, as it may be from time to time amended, modified, extended, renewed, refinanced and/or supplemented, referred to as this “Loan Agreement”), is made this 23rd day of  August, 2013 by and between

                Jubilant Draximage Inc., a corporation duly organized, validly existing and in good standing under the laws of Canada (hereinafter referred to as the “Borrower”),

                AND

                JUBILANT CADISTA PHARMACEUTICALS INC., a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware (hereinafter referred to as the “Lender”).

WITNESSETH:

                WHEREAS, the Borrower has requested that the Lender, and the Lender has agreed to, pursuant to the terms, conditions and provisions of this Loan Agreement, make available to the Borrower an unsecured recourse loan of up to the principal amount of Fifteen Million and 00/100 ($15,000,000.00) Dollars (the “Loan”), with Twelve Million and 00/100 ($12,000,000) Dollars of such Loan being funded on the date hereof and up to an additional Three Million and 00/100 ($3,000,000) Dollars (the “Additional Loan Tranche”) to be funded upon written request of Borrower and in Lender’s sole and absolute discretion, with such Loan to be used for the general corporate purposes of the Borrower, including, without limitation, financing a portion of the working capital requirements and capital expenditures needs of the Borrower (hereinafter, as it may be from time to time amended, modified, extended, renewed, refinanced and/or supplemented, referred to as the “Loan Facility”); and

                WHEREAS, the Loan is evidenced by that certain Note dated of even date herewith, in substantially the form attached hereto as Exhibit “A”, executed by the Borrower, as the maker, in favor of the Lender, as the payee, in the aggregate principal amount of $15,000,000.00 (hereinafter, as it may be from time to time amended, modified, extended, renewed, refinanced, substituted and/or supplemented, referred to as the “Note”).

                NOW, THEREFORE, IN CONSIDERATION OF THESE PREMISES AND THE MUTUAL REPRESENTATIONS, COVENANTS AND AGREEMENTS OF THE BORROWER AND THE LENDER, EACH PARTY BINDING ITSELF AND ITS SUCCESSORS AND/OR ASSIGNS, THE BORROWER AND THE LENDER HEREBY AGREE AS FOLLOWS:

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1.        THE LOAN. Subject to the terms and conditions set forth herein, including, without limitation, Borrower’s execution and delivery to Lender of the Note, which Borrower is executing and delivering to Lender simultaneously herewith, Lender shall make the Loan to Borrower in an amount of up to Fifteen Million Dollars ($15,000,000)  as follows:  Twelve Million and 00/100 ($12,000,000) Dollars of such Loan (the “Initial Loan Tranche”) shall be funded on the date hereof and up to an additional Three Million and 00/100 ($3,000,000) Dollars (the “Additional Loan Tranche”) to be funded, in Lender’s sole and absolute discretion, upon written request of Borrower to Lender which is delivered within ninety (90) days of the date of this Agreement.    Lender shall make such funds available to Borrower for the Initial Loan Tranche and, to the extent it is requested by Borrower and the Lender, in its sole and absolute discretion, determines to fund same, for the Additional Loan Tranche, by initiating a wire transfer of such funds, in accordance with written instructions from Borrower.

2.         PAYMENT OF INTEREST.   (i)  The outstanding principal amount of the Loan shall bear interest from the date hereof until paid in full at a rate equal to four percent (4%) per annum; provided, however, that the interest rate shall be reset effective as of September 1 and March 1 (each such date, an “Interest Reset Date”), commencing March 1, 2014, so that such four percent (4%) per annum rate is increased by an amount equal to the increase, if any, in the “Six Month Libor Rate” (as hereinafter defined) on such Interest Reset Date, over the “Base Rate” (as hereinafter defined).  For purposes of this Agreement: the “Six Month Libor Rate” for any particular day (a “Measurement Date”) means the interest rate, equal to the London Interbank Offered Rate for deposits in United States Dollars for a period of six (6) months, as published in The Wall Street Journal on such date (or if not so published, as determined as of the applicable Measurement Date on any reasonable basis by Lender); the “Base Rate” shall mean the Six Month Libor Rate on August 15, 2013; and for purposes of determining the increase, if any, in the interest rate above four percent (4%) per annum on any Interest Reset Date, the Measurement Date for determining the Six Month Libor Rate on such Interest Reset Date shall be two (2) business days preceding that Interest Reset Date.  Notwithstanding the foregoing or anything else to the contrary contained herein, under no circumstances will the interest rate on the Loan or under the Note be more than:  (A) seven percent (7%) per annum, except as the result of the imposition of the Default Rate pursuant to Section 2(iii), in which case the interest rate on the Loan or under the Note shall not be more than nine percent (9%) per annum; and (B) the maximum rate allowed by applicable law.   All computations of interest and fees made or called for under this Loan Agreement or the Note shall be calculated on the basis of actual days elapsed over a 360 day year. For the avoidance of doubt, and notwithstanding anything else to the contrary contained in this Agreement, under no circumstances shall the interest rate on the principal amount of the Loan ever be less than four percent (4%) per annum regardless of any decrease in the Six Month Libor Rate as compared to the Base Rate as determined on any Interest Reset Date.

(ii)         Interest on the outstanding principal balance of the Loan shall be due and payable, in arrears, on each “Payment Date”  (as defined in the next sentence) until the principal balance is paid in full, all as more fully described in Paragraph 3 below.   For purposes of this Note:  “Payment Date” means:  (a) the last business day of February and August; (b) the Maturity Date; (c) the date of any mandatory or optional prepayments; and (d) the date any principal amount of the Loan is required to be repaid to Lender pursuant to a “Notice of Demand” (as defined in Paragraph 3).

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(iii)        Should any monies remain unpaid after their due date herein or as accelerated according to the terms hereof, or in such other circumstances as provided herein (including, upon the occurrence of an Event of Default), then the interest rate on the outstanding principal amount of the Loan shall be increased to a rate equal to two percent (2.0%) per annum above the interest rate then in effect (which increased rate of interest shall be hereinafter referred to as the “Default Rate”).  In no event shall any interest rate under this Loan Agreement or the Note exceed the maximum rate allowed by applicable usury law.  The Borrower acknowledges the Default Rate to be liquidated damages, and as such, to be reasonable compensation to the Lender for expenses, work and services arising from the loss of income as well as loss of other investment opportunities by reason of allocating the amount of the Loan for the term thereof.

3.         Repayment of Principal and Interest. The Borrower shall pay the principal amount of the Loan outstanding on the “Maturity Date” (as defined below in this Paragraph 3), unless such date is extended in writing by Lender, in its sole and absolute discretion upon the written request of the Borrower not less than thirty (30) days prior to the then Maturity Date.  For purposes of this Agreement, the “Maturity Date” shall initially mean August 22, 2014, and if extended by Lender, shall mean the last business day of the twelfth or twenty fourth calendar month (as determined by Lender, in its sole and absolute discretion, at the time of any such extension) commencing after the scheduled Maturity Date to which the last such agreed to extension by Lender relates.   If the Maturity Date, or a Payment Date, shall not be a business day, then the applicable Maturity Date or Payment Date shall be the next business day after the originally scheduled Maturity Date or Payment Date.  In addition, the Borrower will pay all accrued and unpaid interest on each Payment Date commencing on the last business day of February 2014.  All accrued and unpaid interest fees, expenses and other sums due and owing under this Loan Agreement and the Note shall be due and payable on the Maturity Date, or earlier to the extent otherwise required pursuant to the terms of this Loan Agreement or the Note.   Notwithstanding the foregoing or anything else to the contrary contained in the Loan Agreement, in the Note or otherwise, the Lender shall have the right to demand payment from the Borrower at any time of all or any part of the Loan by delivering to Borrower a written demand for payment (a “Notice of Demand”).  The Borrower shall repay the principal amount of the Loan demanded under a Notice of Demand, together with all accrued and unpaid interest thereon (and all prepayment fees, if any, described in Paragraph 4(ii) below), and all other obligations under this Loan Agreement or the Note with respect to which payment is demanded under the Notice of Demand, within thirty (30) days of Lender’s delivery of such notice; provided, however, that if such thirtieth (30th) day is not a business day, then such amounts shall be due on the next business day following such thirtieth (30th) business day.

4.          Prepayment.  (i)  Optional Prepayment.  The Borrower may prepay the principal due under of the Loan, in whole or in part, with each payment being in multiples of $1,000,000, without penalty or a premium, at any time upon the giving of not less than thirty (30) business days’ prior express written notice to the Lender, subject to the following:

(a)          Any partial prepayment of principal shall be applied against the outstanding principal balance of the Loan;  and

(b)          Any principal prepayment shall be accompanied by payment of all unpaid accrued interest on the Loan, together with all other unpaid sums, expenses and fees due and owing hereunder, including, without limitation, the prepayment fee pursuant to Paragraph 4(ii),  all of which fees, if any, shall be deemed to have been earned, provided, however, that if the amount received is insufficient to pay all such principal, interest, and other amounts due, the amount received shall be applied in the order and priority determined in the sole discretion of Lender; and

(ii)  The prepayment fee payable in connection with any prepayment of the Loan, pursuant to this Paragraph 4, Paragraph 3 or otherwise, shall be in amount sufficient to compensate Lender for any loss, cost or expense incurred by it as a result of the prepayment, including any loss or expense arising from fees payable to terminate the loans, if any, obtained by Lender  (including pursuant to any credit facility to which it may be a party) for the purpose of funding the Loan in whole or in part.

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(iii)  Loan amounts that are repaid to Lender, whether pursuant to this Paragraph 4, Paragraph 3 or otherwise, may not be re-borrowed.

5.         Late Charge.  In the event that any payment, including, without limitation, interest and/or principal, required to be made by the Borrower under this Loan Agreement or the Note shall not be received by the Lender within ten (10) days after the same shall become due and payable, then the Lender may charge, and if so charged, the Borrower shall pay upon demand, a late charge equal to two percent (2.0%) of such delinquent payment for the purpose of defraying the expense incident to the handling of such delinquent payment.

6.         Tender of Payment.  All payments pursuant to the Loan Agreement or the Note shall be made in immediately available lawful funds of the United States on a Payment Date at the office of the Lender located at 207 Kiley Drive, Salisbury, Maryland 21801, or at such other place as the Lender shall designate in writing from time to time, and shall be credited as the funds become available in lawful money of the United States.  All sums payable to the Lender which is due on a day other than a business day shall be made on the next succeeding business day and such extended time shall be included in the computation of interest.  All payments under this Loan Agreement and the Note shall be applied to pay late charges, accrued and unpaid interest, principal, escrows (if any) and any other fees, costs and expenses which the Borrower is obligated to pay under this Loan Agreement and the Note, in such order as the Lender may elect from time to time in its sole discretion.

7.         Time of Payment.  Whenever any payment to be made by the Borrower to the Lender pursuant to the terms of this Loan Agreement or the Note (i) shall be tendered by the Borrower to the Lender in immediately available funds prior to or at 2:00 p.m. on the date when due (which date shall be a Business Day), then such payment shall be considered to have been made on that business day, (ii) shall be tendered by the Borrower to the Lender in immediately available funds after 2:00 p.m. on the date when due (which date shall be a business day), then such payment shall be considered to have been made on the next succeeding business day or (iii) shall be stated to be due on a day which is not a business day, such payment may be made on the next succeeding business day.

8.         Representations and Warranties.  To induce the Lender to lend the proceeds of the Loan to the Borrower pursuant to this Loan Agreement, the Borrower makes the following representations and warranties as of the date hereof and as of the date of delivery of any written request  for the Additional Loan Tranche and Lender’s funding thereof, if any:

(i)          The Borrower is a corporation duly organized, validly existing and in good standing under the laws of  Canada;

(ii)         The Borrower has all requisite power, authority and legal right (a) to borrow hereunder, (b) to execute and deliver this Loan Agreement and the Note and to consummate the transactions and perform its obligations hereunder and thereunder and (c) to own its properties and assets and to carry on and conduct its business as presently conducted;

(iii)        The execution, delivery and performance by the Borrower of this Loan Agreement and the Note have been duly authorized by all necessary corporate action on the part of the Borrower;

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(iv)        Neither the execution and delivery of this Loan Agreement or the Note, nor the consummation of the transactions contemplated hereunder or thereunder, or the compliance with or performance of the terms and conditions herein or therein will result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of the Borrower, except as contemplated or provided herein or therein, or is prevented by, limited by, conflicts with or will result in the breach or violation of or a default (with due notice or passing of time or both) under the terms, conditions or provisions of (a) the Borrower’s certificate of incorporation or bylaws or other organizational documents, (b) any indenture, evidence of indebtedness, loan or financing agreement, or other agreement or instrument of whatever nature to which the Borrower is a party or by which the Borrower is bound, or (c) to the best of the Borrower’s knowledge, any provision of any existing law, rule, regulation, order, writ, injunction or decree of any court or federal, state, county or municipal governmental authority to which the Borrower is subject;

(v)         There is no action, suit, proceeding, inquiry, hearing or investigation pending or, to the best of the Borrower’s knowledge, threatened in any court of law or in equity, or before or by any federal, state, county or municipal governmental authority, wherein there is a reasonable probability that an unfavorable determination, decision, decree, ruling or finding would (a) result in any material adverse change in the business, assets, liabilities, financial condition, properties or operations of the Borrower, (b) materially adversely affect the transactions contemplated by this Loan Agreement or the Note, and the ability of the Borrower to perform any obligation hereunder and thereunder, or (c) adversely affect the validity or enforceability of this Loan Agreement or the Note.  To the best of the Borrower’s knowledge, the Borrower is not in violation of or in default with respect to any order, writ, injunction, decree or demand of any such court or governmental authority;

(vi)        This Loan Agreement and the Note, when executed and delivered by the Borrower, will constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms;

(vii)       All information and financial and other data contained in financial statements and reports previously furnished by the Borrower to the Lender are true, correct and complete as of the date of said statements and reports, and there has been no material adverse change with respect thereto since the dates thereof.  No information has been omitted which would make the information previously furnished to the Lender in such reports and financial statements misleading or incorrect in any material respect.  Any and all financial statements and reports of the Borrower previously furnished to the Lender by the Borrower present fairly the financial position of the Borrower as at their respective dates and the results of operations and changes in financial position in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.  Since the date of the last financial statements previously furnished to the Lender, there has been no material adverse change in the financial condition, business or operations of the Borrower other than changes in the ordinary course of business or as disclosed in writing to the Lender;

(viii)      The Borrower has duly filed or caused to be filed all federal, state and local and any other tax reports and returns which are required to be filed by the Borrower and has paid or made provision for the payment of, all taxes, assessments, fees and other governmental charges which have or may have become due pursuant to said returns, or otherwise pursuant to any assessment received by the Borrower, except such taxes, if any, as are being contested in good faith by the Borrower by appropriate proceedings (provided that such contest shall not result in any of the Borrower’s properties being subject to loss or forfeiture) and for which the Borrower has accrued the estimated liability on its balance sheet for the payment thereof;

(ix)         The Borrower has good and marketable title to all of its properties and assets listed in the most recent financial statements delivered to the Lender on or prior to the date hereof (except (a) as otherwise expressly described in said financial statements, and (b) those properties and assets disposed of since the date of said financial statements in the ordinary course of business); and

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  (x)          The Borrower is not in violation of or in default, in any material respect, under any applicable federal, state, local or any other laws, ordinances, rules and/or regulations which materially and adversely affect the financial condition or operations of the Borrower, and the Borrower is not in violation of or default in any material and adverse respect under any indenture, evidence of indebtedness, loan or financing agreement or other agreement or instrument of whatever nature to which the Borrower is a party or by which the Borrower is bound, a default under which might have consequences that would materially adversely affect the Borrower’s financial condition or operations, except as disclosed in writing to the Lender.

9.         CERTAIN AFFIRMATIVE COVENANTS.

(i)        Notice of Event of Default.  Within two (2) business days of becoming aware of any Event of Default or an event which with the giving of notice and the passage of time would constitute an Event of Default, the Borrower shall give the Lender written notice thereof, together with a written statement of the president of the Borrower in his/her capacity as an authorized officer setting forth the details thereof and any action with respect thereto taken or contemplated to be taken by the Borrower.

(ii)         Notice of Material Adverse Change.  Within two (2) business days of becoming aware thereof, the Borrower shall give the Lender written notice concerning any material adverse change in the business, assets, operations or financial condition of the Borrower, setting forth the details thereof and any action with respect thereto taken or contemplated to be taken by the Borrower.

(iii)        Notice of Material Proceedings.  Within two (2) business days of becoming aware thereof, the Borrower shall give the Lender written notice of the commencement, existence or threat of any action, suit, proceeding, governmental investigation or arbitration against or affecting the Borrower, including without limitation, litigation, arbitration or administration proceedings which, if adversely decided, would result in a material adverse effect on the business, assets, operations or financial condition of the Borrower or on the ability of the Borrower to perform its obligations under this Loan Agreement or the Note.

(iv)        Notice of Material Claims.  The Borrower shall notify the Lender, within two (2) Business Days, of all written claims, complaints, orders, citations or notices, whether formal or informal, received by the Borrower from a governmental authority or other person or entity relating to any law, including, without limitation, any environmental law or health and safety law, which could reasonably be expected to result in a material adverse effect.  Such notices shall include, among other information, the name of the party who filed the claim, the potential amount of the claim, and the nature of the claim.

(v)        Preservation and Maintenance of Properties and Assets.   At all times throughout the term of this Loan Agreement and the Note the Borrower shall operate, maintain and preserve all rights, privileges, franchises, licenses and other properties and assets necessary to conduct the Borrower’s business in accordance with all applicable governmental laws, ordinances, approvals, rules and regulations and requirements, including, but not limited to, zoning, sanitary, pollution, building, Environmental Laws and safety laws and ordinances, rules and regulations promulgated thereunder.

10.         Financial Statements; Reports and Books and Records.

(i) The Borrower covenants and agrees that it (a) shall keep and maintain complete and accurate books and records, and (b) shall permit the Lender and any authorized representatives of the Lender to have reasonable access to and to inspect, examine and make copies of the books and records at the Borrower’s principal place of business.

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(ii)         The Borrower covenants and agrees that it shall furnish, or cause to be furnished, to the Lender, at the Borrower’s own cost and expense, as soon as available after the end of each fiscal year of the Borrower, but in any event within one hundred fifty (150) days of each fiscal year end of the Borrower during the term of this Loan Agreement, annual financial statements of the Borrower prepared in accordance with GAAP certified by the president or chief financial officer of the Borrower as being true, correct and complete.

(iii)        The Borrower covenants and agrees that it shall furnish, or cause to be furnished, to the Lender, at the Borrower’s own cost and expense, as soon as available after the first, second and third fiscal quarters of the Borrower, but in any event no later than forty-five (45) days after each such fiscal quarter during the term of this Loan Agreement, “unaudited” management prepared financial statements of the Borrower for such fiscal quarter period, all in reasonable detail, setting forth in comparative form the corresponding figures for the corresponding dates and periods during the preceding fiscal year, and certified by the president or chief financial officer of the Borrower in his capacity as an authorized officer as presenting fairly the financial position of the Borrower as of the end of such dates and fiscal periods and the results of its operations and cash flows for such fiscal periods, in conformity with Generally Accepted Accounting Principles applied in a manner consistent with that of the most recent annual financial statements furnished to the Lender, subject to normal and recurring audit adjustments.

(iv)        The Borrower covenants and agrees that it shall furnish to the Lender any other financial and other information reasonably requested by the Lender.

11.         Fees and Expenses.  At all times throughout the term of this Loan Agreement, the Borrower shall pay or reimburse the Lender for all reasonable fees and out-of-pocket expenses actually earned or incurred by the Lender with respect to the enforcement of the Borrower’s obligations hereunder, including, but not limited to, the reasonable fees and expenses of the Lender’s attorneys reasonably incurred in the enforcement of Lender’s rights as set forth in this Loan Agreement and the Note.  Any expenses so paid by the Lender shall be deemed advances under this Loan Agreement and the Note and shall be treated as set forth in Paragraph 12 hereof.

12.         Advances.   At any time during the term of this Loan Agreement, if the Borrower should fail to perform or observe, or to cause to be performed or observed, any covenant or obligation of the Borrower under this Loan Agreement or the Note, then the Lender, may, after the issuance of written notice to the Borrower (but shall be under no obligation to), take such steps as are necessary to remedy any such nonperformance or nonobservance and provide for payment thereof.  All amounts advanced by the Lender pursuant to this Paragraph 12 shall become an additional obligation of the Borrower to the Lender, and shall become immediately due and payable by the Borrower, together with interest thereon at the Default Rate.

13.         Further Assurances.  The Borrower shall, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such supplements hereto and such further instruments and documents as may reasonably be required for carrying out the intention of or facilitating the performance of this Loan Agreement or the Note.

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14.     Indemnification.  The Borrower agrees to and does hereby indemnify, protect, defend and save harmless the Lender, as well as the Lender’s affiliates, directors, officers, employees, agents, attorneys and shareholders (hereinafter referred to collectively as the “Indemnified Parties” and individually as an “Indemnified Party”) from and against any and all losses, damages, expenses or liabilities of any kind or nature and from any suits, claims, or demands, including reasonable counsel fees incurred in investigating or defending such claim, suffered by any of them and caused by, relating to, arising out of, resulting from, or in any way connected with the Loan; provided, however, the Borrower shall not be obligated to indemnify, protect, defend and save harmless an Indemnified Party, if the loss, damage, expense or liability was caused by or resulted from said Indemnified Party’s own gross negligence or willful misconduct.

In case any action shall be brought against an Indemnified Party based upon any of the above provisions and in respect to which indemnity may be sought against the Borrower, said Indemnified Party, against whom such action was brought shall promptly notify the Borrower in writing, and the Borrower shall assume the defense thereof, including the employment of counsel selected by the Borrower and reasonably satisfactory to said Indemnified Party, the payment of all costs and expenses and the right to negotiate and consent to settlement.  Upon reasonable determination made by said Indemnified Party, said Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof.  The Borrower shall not be liable for any settlement of any such action effected without its consent, but if settled with the Borrower’s consent, or if there be a final judgment for the claimant in any such action, the Borrower agrees to indemnify and save harmless said Indemnified Party against whom such action was brought from and against any loss or liability by reason of such settlement or judgment.  The provisions of this Paragraph 14 shall survive the termination of this Loan Agreement and the repayment of the Loan evidenced by the Note.

15.         Events of Default.   The occurrence of any of the following events and the passing of any applicable notice and cure periods shall constitute an “Event of Default” under this Loan Agreement and the Note (hereinafter referred to as an “Event of Default”):

(i)          Any representation or warranty made by or on behalf of the Borrower, Jubilant Pharma Limited, a corporation organized under the laws of Singapore (the “Guarantor”), or any other person or entity pursuant to or in connection with the Loan, this Loan Agreement or the Note, or in any report, agreement, document, certificate, financial statement or other writing furnished by or on behalf of the Borrower, Guarantor and/or any other person or entity to the Lender in connection with the Loan, shall prove to be false, incorrect or misleading in any material respect as of the date when made;

(ii)         The Borrower shall have failed to make a payment of any installment of principal and/or interest on the Loan on its due date;

(iii)        The Borrower shall have failed to duly observe or perform any covenant, condition or agreement with respect to the payment of monies on the part of the Borrower to be observed or performed pursuant to the terms of this Loan Agreement or the Note, other than the payment of interest and/or principal which shall be governed by subparagraph (ii) above and such default shall have remained uncured for a period of ten (10) days after notice thereof to the Borrower by the Lender; or

(iv)        The Borrower or Guarantor shall have applied for or consented to the appointment of a custodian, receiver, trustee or liquidator of all or a substantial part of its assets; or shall generally be unable to pay its  debts when due; or shall have admitted in writing the inability to pay its debts as they mature; or shall have made a general assignment for the benefit of its creditors; or shall have filed a petition or an answer seeking an arrangement with its creditors or shall have taken advantage of any insolvency law; or shall have submitted an answer admitting the material allegations of a petition in bankruptcy or insolvency proceeding; or an order, judgment or decree shall have been entered, without the application, approval or consent of the Borrower or Guarantor, as applicable, by any court of competent jurisdiction appointing a custodian, receiver, trustee or liquidator of the Borrower or the Guarantor or a substantial part of any of its assets; or if any order for relief shall have been entered under any applicable bankruptcy law.

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16.       Remedies.  Upon the occurrence of an Event of Default, and at any time thereafter during the continuance of such Event of Default, the Lender may take one or more of the following remedial steps:

(i)          Declare immediately due and payable the outstanding principal balance of the Loan, together with all accrued and unpaid interest, fees and other sums or expenses payable hereunder and under the Note, and accordingly accelerate payment thereof, without presentment, demand or notice of any kind, all of which are expressly waived, notwithstanding anything to the contrary contained herein or elsewhere;

(ii)         Take any action at law or in equity (a) to collect the payments then due and thereafter to become due under this Loan Agreement and the Note or (b) to enforce performance and observance of any obligation, agreement or covenant of the Borrower under this Loan Agreement and the Note; and

(iii)        Exercise any and all rights and remedies which are provided for in the Loan Agreement and the Note (or in any instrument or document related thereto, including, without limitation, the Guaranty by Guarantor set forth below).

17.       ACKNOWLEDGEMENT OF LENDER’S RIGHT TO DEMAND PAYMENT.    Nothing in Paragraph 15 or Paragraph 16 or any other provisions in this Loan Agreement or in the Note shall limit the Lender’s right to demand repayment of all or any portion of the outstanding principal amount of the Loan, accrued and unpaid interest, together with all prepayment fees and other sums and expenses, pursuant to Paragraph 3, regardless of whether an Event of Default has occurred.  The rights granted pursuant to this Loan Agreement to Lender in connection with the occurrence of an Event of Default are in addition to, and not intended to limit, such rights granted to Lender pursuant to Paragraph 3.

18.         No Notices.  In order to entitle the Lender to exercise any remedy available to the Lender under Paragraph 16, it shall not be necessary for the Lender to give any notice, other than such notice as may be required expressly in this Loan Agreement or by applicable law.

19.         Agreement to Pay Attorneys’ Fees and Expenses.  If this Loan Agreement or the Note is placed in the hands of an attorney for collection, by suit or otherwise, or to enforce its collection, the Borrower immediately and without demand will pay all reasonable costs of collection and litigation together with reasonable attorneys’ fees.

20.         No Additional Waiver Implied by One Waiver.  In the event any agreement contained in this Loan Agreement or the Note should be breached by either party and thereafter waived by the other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.

21.         Failure to Exercise Rights.   Nothing herein contained shall impose upon the Lender any obligation to enforce any terms, covenants or conditions contained in this Loan Agreement or the Note.  Failure of the Lender, in any one or more instances, to insist upon strict performance by the Borrower of any terms, covenants or conditions of this Loan Agreement or the Note or any document, agreement, instrument or certificate executed by the Borrower in connection with this Loan Agreement or the Note, shall not be considered or taken as a waiver or relinquishment by the Lender of its right to insist upon and to enforce in the future, by injunction or other appropriate legal or equitable remedy, strict compliance by the Borrower with all the terms, covenants and conditions of this Loan Agreement or the Note and said other documents.  The consent of the Lender to any act or omission by the Borrower shall not be construed to be a consent to any other or subsequent act or omission or to waive the requirement for the Lender’s consent to be obtained in any future or other instance.

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22.         Successors and Assigns.  All of the terms, covenants, warranties and conditions contained in this Loan Agreement shall be binding upon and inure to the sole and exclusive benefit of the Borrower and the Lender and their respective successors and assigns.

23.        Notices.  Unless otherwise indicated differently, all notices, payments, requests, reports, information or demands which any party hereto may desire or may be required to give to any other party hereunder, shall be in writing and shall be personally delivered or sent by confirmed telecopy transmission, nationally recognized overnight courier or first-class certified or registered United States mail, postage prepaid, return receipt requested, and sent to the party at its address appearing below or such other address as any party shall hereafter inform the other party hereto by written notice given as aforesaid:

If to the Borrower:	Jubilant Draximage Inc.
16751 Transcanada Hwy
Kirkland, Quebec
H9H 4J4

Attn: [________]
Fax No.: [____]

If to Lender:	JUBILANT CADISTA PHARMACEUTICALS INC.
207 Kiley Drive
Salisbury, Maryland 21801
Fax No. [_______]

All notices, payments, requests, reports, information or demands so given shall be deemed effective upon receipt or, if mailed, upon receipt or the expiration of the third day following the date of mailing, whichever occurs first, except that any notice of change in address shall be effective only upon receipt by the party to whom said notice is addressed.  A failure to send the requisite copies does not invalidate an otherwise properly sent notice to the Borrower and/or the Lender.

24.         Modification In Writing.   This Loan Agreement and the Note is the entire agreement between the Borrower and the Lender relating to the Loan, and supersedes all prior agreements whether written or oral, with respect to the subject matter hereof.  This Loan Agreement and the Note may not be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

25.         Rights, Powers and Remedies are Cumulative.  None of the rights, powers and remedies conferred upon or reserved to the Lender in this Loan Agreement is intended to be exclusive of any other available right, power or remedy, but each and every such right, power and remedy shall be cumulative and not alternative, and shall be in addition to every right, power and remedy herein specifically given or now or hereafter existing at law, in equity or by statute.  Any forbearance, delay or omission by the Lender in the exercise of any right, power or remedy shall not impair any such right, power or remedy or be considered or taken as a waiver or relinquishment of the right to insist upon and to enforce in the future, by injunction or other appropriate legal or equitable remedy, any of said rights, powers and remedies given to the Lender herein.  The exercise of any right or partial exercise thereof by the Lender shall not preclude the further exercise thereof, and the same shall continue in full force and effect until specifically waived by an instrument in writing executed by the Lender.

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26.         Usurious Interest Rate.   Notwithstanding anything to the contrary contained in this Loan Agreement or in the Note, the effective rate of interest under this Loan Agreement and the Note shall not exceed the maximum effective rate of interest permitted by applicable law.  In the event that the interest referred to hereunder would be usurious in the Lender’s opinion at any time, the Lender reserves the right to reduce the interest payable by the Borrower.  The provisions of this Paragraph 26 shall survive the repayment of the Loan.

27.         No Assignment.  The Borrower may not assign any of its right, title or interest under this Loan Agreement, nor may the Borrower delegate any of its obligations and duties under this Loan Agreement or the Note.  Any attempted assignment or delegation in contravention of the foregoing shall be null and void.

28.         Conflicting Paragraphs.  In the event any paragraphs of this Loan Agreement shall be determined to be apparently contrary to or conflicting with any other paragraph of this Loan Agreement, then the paragraph containing the more specific provisions shall control and govern with respect to such apparent conflict.

29.         DELAWARE Law Governs.  This Loan Agreement and the Note and all matters relating thereto shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to conflict of laws principles.

30.         Absolute Liability of the Borrower.   The liability of the Borrower shall be absolute and unconditional and without regard to the liability of any other party, except as otherwise provided herein.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers, all as of the day and year first above written.

BORROWER:

JUBILANT DRAXIMAGE INC..

By:	/sd/Rahul Devnani
Name: Rahul Devnani
Title: Vice President ( Finance)

LENDER:

JUBILANT CADISTA PHARMACEUTICALS INC.

By:	/sd/ Kamal Mandan
Name: Kamal Mandan
Title: Chief Financial Officer

guaranty.  In order to induce Lender to enter into the above Loan Agreement and make the Loan, Jubilant Pharma Limited., a corporation organized under the laws of Singapore (“Guarantor”), hereby guaranties the full, prompt and unconditional payment when due, of each and every liability and obligation of  Borrower owing to the to the Lender under this Loan Agreement and/or the Note, when and as the same shall become due, whether at the stated maturity date, by acceleration, on demand or otherwise, and the full, prompt, and unconditional performance of each and every term and condition of any covenant to be performed by Borrower under this Agreement and/or the Note (all liabilities, obligations and covenants of Borrower under this Loan Agreement and the Note are collectively referred to as the “Loan Obligations”).  This guaranty is absolute, continuing and unconditional and irrevocable and is a guaranty of payment and performance as a primary obligor, not a guaranty of collection.  Guarantor waives any right to require Lender, as a condition of payment or performance Guarantor hereunder to proceed against Borrower or any other person or entity or to pursue any other remedy or enforce any other right.  To the extent permitted by applicable law, Guarantor unconditionally waives diligence, demand or notice of any kind whatsoever with respect to this guaranty or the Loan Obligations or with respect to any condition or circumstance whatsoever that might otherwise constitute a legal or equitable discharge, release or defense of a guarantor or surety or that might otherwise limit recourse against Guarantor.  Until such time as the Loan Obligations have been fully and indefeasibly been repaid to Lender, Guarantor hereby irrevocably and unconditionally waives and relinquishes any and all statutory, contractual, common law, equitable or other rights and claims the Guarantor may have against Borrower in connection with the Loan Obligations, including,  without limitation, any claim (i) to seek reimbursement, contribution, indemnification, set-off or other recourse from or against Borrower in connection with any payment by Guarantor pursuant to this Guaranty, or (ii) to be subrogated to the Lender’s rights under this Loan Agreement and/or the Note upon the Guarantor’s performance under this Guranty.   Guarantor shall not have the right to consent to, or receive any notice of, any supplement to or amendment, waiver or modification of the terms of this Loan Agreement or the Note, and no notice or demand on Guarantor shall entitle Guarantor to any other notice or demand in the same, similar or any other circumstances.  Borrower and Lender may renew, extend, change or modify the time, manner, place or terms of payment, performance or observance of any or all of the Loan Obligations and settle or compromise any or all of such Loan Obligations all in such manner and upon such terms as the Borrower and Lender may deem proper, without notice to or further assent of Guarantor.  Guarantor shall remain bound under this Guaranty notwithstanding such renewal, extension, change, modification, release, settlement or compromise.  No failure on the part of Lender, or delay by Lender, in exercising any right under or with respect to this Guaranty shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other further exercise thereof or the exercise of any other right of the Lender with respect to this Guaranty. The terms and provisions of Paragraphs 19, 22, 24, 27 and 29 of the Loan Agreement shall apply mutatis mutandis to this Guaranty, as if this Guaranty were the Loan Agreement and the Guarantor was a party to the Loan Agreement as Borrower.  For the avoidance of doubt, any capitalized term used in this Guaranty that is not otherwise defined in this Guaranty shall have the meaning ascribed to it in the above Loan Agreement.

JUBILANT PHARMA LIMITED..

By:	/sd/ Shyam S. Bhartia
Name: Shyam S. Bhartia
Title: Director

Date: August 23, 2013

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EXHIBIT “A”

ATTACHED TO AND MADE A PART OF THAT CERTAIN
LOAN AGREEMENT
BY AND BETWEEN JUBILANT DRAXIMAGE INC., AS THE BORROWER,
AND
JUBILANT CADISTA PHARACEUTICALS INC., AS THE LENDER,
DATED _______, 2013

Form of Note

$15,000,000.00	[_______], [_______]
August ___, 2013

                FOR VALUE RECEIVED, the undersigned, JUBILANT DRAXIMAGE INC., a corporation duly organized, validly existing and in good standing under the laws of Canada (hereinafter referred to as the “Borrower”), promises to pay to the order of JUBILANT CADISTA PHARMACEUTICALS INC., a corporation organized and good standing under the laws of the State of Delaware,  its successors and/or assigns (hereinafter collectively referred to as the “Lender”) on or before the Maturity Date, or such earlier date as may be determined pursuant to the terms, conditions and provisions of the “Loan Agreement” (as such term is defined below), including, without limitation, upon the demand of Lender, the principal sum of FIFTEEN MILLION AND 00/100 ($15,000,000.00) DOLLARS, or such lesser principal amount of the Loan as has been funded by Lender and shall then constitute the Loan owing by Borrower.  The Borrower hereby further promises to pay to the order of the Lender interest on the unpaid principal amount outstanding under this Note (hereinafter, as it may be from time to time amended, modified, extended, renewed, refinanced, substituted and/or supplemented, referred to as this “Note”) from the date outstanding until paid in full at the applicable interest rate per annum determined pursuant to the terms, conditions and provisions of Paragraph 2(i) or Paragraph 2(iii) of, or as otherwise provided for in, the Loan Agreement payable on the dates set forth in Paragraph 2(ii), Paragraph 3, Paragraph 4 and Paragraph 16 of, or as otherwise provided in, the Loan Agreement.  Defined terms used but not expressly defined herein shall have the same meanings when used herein as set forth in the Loan Agreement.

                All payments of principal, interest and fees hereunder shall be due and payable to the Lender not later than 2:00 p.m. (Salisbury, Maryland time), on the day when due, all as more fully and accurately set forth in Paragraph 6 of the Loan Agreement.  Such payments shall be made in United States Dollars in immediately available funds without setoff, counterclaim (other than a compulsory counterclaim) or other deduction of any nature.

                Except as otherwise provided in the Loan Agreement, if any payment of principal, interest or fees hereunder shall become due on a day which is not a business day, such payment shall be made on the next following business day and such extension of time shall be included in computing interest in connection with such payment.

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                This Note is the “Note” referred to in, and is entitled to the benefits of that certain: (a)  Loan Agreement dated August ___, 2013, executed by and between the Borrower and the Lender (hereinafter, as it may be from time to time amended, modified, extended, renewed, refinanced and/or supplemented, referred to as the “Loan Agreement”), which among other things provides for:  (i) the acceleration of the maturity hereof upon the occurrence of certain events; (ii) the demand for payment of the principal amount of this Note, accrued and unpaid interest thereon and other fees and expenses in connection therewith at any time in Lender’s discretion;  and (iii) prepayments in certain circumstances and upon certain terms and conditions; and (b) Guaranty, dated as of the same date, executed by Jubilant Pharma Limited., a corporation organized under the laws of Singapore.

                The Borrower hereby expressly waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Loan Agreement.

This Note and the rights and obligations of the parties hereunder shall be construed, interpreted, enforced and governed by the laws of the State of Delaware, excluding the laws applicable to conflicts and choice of laws.

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by its proper and duly authorized officer and attested, pursuant to the resolution of its Board of Directors, all on the day and year first hereinabove written.

JUBILANT DRAXIMAGE INC.
ATTEST:	as the Borrower

By:
Name:	Name:
Title:	Title:

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